Exhibit 11.1
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                       EVEREST REINSURANCE HOLDINGS, INC.
                    COMPUTATION OF EARNINGS PER SHARE For The
                  Years Ended December 31, 1998, 1997 and 1996
                             (Dollars in thousands)



                                       Years Ended December 31,
                           ------------------------------------------------
                                    1998             1997              1996
                           ------------------------------------------------

Net Income (Numerator)     $     165,197    $      154,955    $     112,027
                           ================================================

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
 Average shares
  outstanding - basic
  (denominator)               50,374,329        50,476,330       50,566,566
 Effect of dilutive
  shares:
  Options outstanding            287,298           285,685          143,855
  Options exercised                  739               676              167
  Options cancelled                2,632             2,476              247
                           ------------------------------------------------
 Average share
  outstanding - diluted
  (denominator)               50,664,998        50,765,167       50,710,835


Net Income per common
 share:
 Basic                     $        3.28    $         3.07    $        2.22
 Diluted                            3.26              3.05             2.21


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